EXHIBIT 7

                                           (AS AMENDED AS OF SEPTMEBER 21, 2001)

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                             STOCKHOLDERS AGREEMENT


                                  by and among


                       HEARTLAND INDUSTRIAL PARTNERS, L.P.
                 AND THE OTHER HEARTLAND ENTITIES NAMED HEREIN,


                      THE BECKER STOCKHOLDERS NAMED HEREIN,


                       THE JOAN STOCKHOLDERS NAMED HEREIN


                                       and

                          COLLINS & AIKMAN CORPORATION


                         ------------------------------

                               Dated July 3, 2001

                         ------------------------------




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                                Table of Contents


                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions.........................................................2

                                   ARTICLE II

                                    TRANSFER

2.1      Limitation on Transfer..............................................8
2.2      Permitted Transfers.................................................8
2.3      Permitted Transfer Procedures.......................................8
2.4      Transfers in Compliance with Law; Substitution of Transferee........8

                                   ARTICLE III

                    RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS;
                                DRAG-ALONG RIGHTS

3.1      Proposed Voluntary Transfers........................................9
3.2      Involuntary Transfers..............................................14
3.3      Prohibition on Encumbrance.........................................16
3.4      Certain Transactions...............................................16
3.5      Waiver of Right to Participate in Proposed Offering................17

                                   ARTICLE IV

                             [INTENTIONALLY OMITTED]


                                    ARTICLE V

                AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND

5.1      After-Acquired Securities..........................................18
5.2      Beneficial Ownership...............................................18


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                                                                            Page

                                   ARTICLE VI

                              CORPORATE GOVERNANCE

6.1      General............................................................18
6.2      Election of Directors..............................................19
6.3      Vacancy............................................................19
6.4      Reimbursement of Expenses; D&O Insurance...........................20

                                   ARTICLE VII

                                    COVENANTS

7.1      Financial Statements and Other Information.........................20
7.2      Inspection.........................................................20

                                  ARTICLE VIII

                            STOCK CERTIFICATE LEGEND


                                   ARTICLE IX

                                  MISCELLANEOUS

9.1      Recapitalizations, Exchanges, etc..................................21
9.2      Notices............................................................22
9.3      Successors and Assigns; Third Party Beneficiaries..................24
9.4      Amendment and Waiver...............................................24
9.5      Counterparts.......................................................24
9.6      Specific Performance...............................................24
9.7      Headings...........................................................25
9.8      Governing Law......................................................25
9.9      Severability.......................................................25
9.10     Rules of Construction..............................................25
9.11     Entire Agreement...................................................25
9.12     Further Assurances.................................................25

EXHIBITS

A        Form of Transfer Agreement


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                             STOCKHOLDERS AGREEMENT


     STOCKHOLDERS AGREEMENT dated July 3, 2001, by and among Collins & Aikman Corporation, a Delaware corporation (the "Company"), Heartland Industrial Partners, L.P. ("Heartland") and the other Heartland Entities named herein, the Becker Stockholders party hereto and the Joan Stockholders party hereto.

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated May 14, 2001 (the "Merger Agreement"), by and among the Company, Collins & Aikman Products Co., Becker Group, L.L.C., the Becker Investors and the other parties named therein, the Becker Investors will receive (x) an aggregate of 17,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company and (y) warrants to purchase an aggregate of 500,000 shares (the "Warrant Shares") of Common Stock;

     WHEREAS, in order to induce each of the Becker Investors to enter into the Merger Agreement, the Company has agreed to grant registration rights with respect to the Common Stock as set forth in the Registration Rights Agreement executed as of the date hereof (the "Registration Rights Agreement") and has agreed to enter into this Agreement;

     WHEREAS, the acquisition of Joan Automotive Industries, Inc. is under consideration and remains subject to the negotiation of terms and definitive documentation at the time that the Merger Agreement has been signed, and the Becker Investors and the Company intend that, to the extent shares of Common Stock are issued in connection with such acquisition, the recipients of such Common Stock at the time of such acquisition (the "Joan Investors") receive the rights provided herein pursuant to the same documentation to the extent agreed to by the Joan Investors by executing signature pages hereto (the "J Transaction"); and

     WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for, among other things, first offer and tag-along and certain other rights.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:



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                                      -2-


                                    ARTICLE I

                                   DEFINITIONS


     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Affiliate" shall mean, when used with respect to any Person, any other Person which directly or indirectly beneficially owns or controls 25% or more of the total voting power of shares of capital stock of such Person having the right to vote for directors under ordinary circumstances, any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 of the Securities Act), and any director or executive officer of any such Person.

     "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     "Becker Investors" means the Persons named on the signature pages hereof as "Becker Investors" that own Shares.

     "Becker Stockholders" means the Becker Investors and any Direct Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term "Becker Stockholder" shall mean any such Person.

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to be closed for business.

     "Charter Documents" means the Restated Certificate of Incorporation and the By-laws of the Company each as in effect from time to time.

     "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Common Stock" has the meaning set forth in the recitals to this Agreement and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

     "Common Stock Equivalents" means any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including any option, warrant or other subscription or purchase right with respect to Common Stock.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Company Option" has the meaning set forth in Section 3.1(c).

     "Company Option Period" has the meaning set forth in Section 3.1(c).

     "Contract Date" has the meaning set forth in Section 3.1(e).

     "Direct Permitted Transferee" of any Stockholder has the meaning set forth in the definition of "Permitted Transferee".

     "Drag-Along Notice" has the meaning set forth in Section 3.1(g).

     "Drag-Along Rightholders" has the meaning set forth in Section 3.1(g).

     "Drag-Along Sellers" has the meaning set forth in Section 3.1(g).

     "Excess Offered Securities" has the meaning set forth in Section 3.1(b).

     "Exempt Issuance" means (i) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, including by way of stock split or stock dividend, (ii) capital stock issued upon exercise, conversion or exchange of any Common Stock Equivalents either (x) previously issued or (y) issued in accordance with Section 3.4, (iii) an issuance pursuant to an effective registration statement filed under the Securities Act, (iv) an issuance of capital stock to all holders of Common Stock on a pro rata basis, or
(v) as to the New Stockholders only, any issuance of capital stock to one or more Heartland Entities the net proceeds of which are applied towards the purchase price for the acquisition of the TAC-Trim division of Textron Inc. ("TAC-Trim").

     "Exempt Transfer" has the meaning set forth in Section 2.1.

     "Existing Stockholders Agreement" means the Stockholders Agreement dated February 23, 2001 among Blackstone Capital Company II, L.L.C., Heartland Industrial Partners, L.P. and the other named Heartland Entities,
Wasserstein/C&A Holdings, L.L.C. and the Company, as amended, supplemented or modified in accordance with its terms.

     "Existing Tag-Along Rightholders" means the "Tag-Along Rightholders," as such term is defined under the Existing Stockholders Agreement.


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                                      -3-


     "Fair Value" has the meaning set forth in Section 3.2(b).

     "Future Tag-Along Rightholder" means any Person who is granted tag-along rights on transfers of shares of Common Stock by any Heartland Selling Stockholder pursuant to any agreement entered into in the future.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Heartland" has the meaning set forth in the preamble.

     "Heartland Entities" means Heartland Industrial Partners, L.P., Heartland Industrial Partners (FF), L.P., Heartland Industrial Partners (E1), L.P., Heartland Industrial Partners (K1), L.P., Heartland Industrial Partners (C1), L.P. and Permitted Transferees under clause (ii)(1) of the definition of Permitted Transferees of any of the foregoing.

     "Heartland Selling Stockholder" has the meaning set forth in Section
3.1(f).

     "Investor Stockholders" means each Heartland Entity and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term "Investor Stockholder" shall mean any such person.

     "Involuntary Transfer" means any transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action and (v) any transfer by way of foreclosure.

     "Involuntary Transferee" has the meaning set forth in Section 3.2(a).

     "IT Rightholder" has the meaning set forth in Section 3.2(a).

     "J Transaction" has the meaning set forth in the preamble.

     "Joan Investors" has the meaning set forth in the preamble.


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                                      -4-


     "Joan Stockholders" means the Joan Investors that own Shares and any Direct Permitted Transferee thereof to whom Shares are transferred in accordance with
Section 2.2 of this Agreement, and the term "Joan Stockholder" shall mean any such Person.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

     "Matters" has the meaning set forth in Section 6.1.

     "Merger Agreement" has the meaning set forth in the preamble.

     "New Issuance Notice" has the meaning set forth in Section 3.4.

     "New Securities" has the meaning set forth in Section 3.4.

     "New Stockholders" means, collectively, the Becker Stockholders and the Joan Stockholders.

     "Offer Price" has the meaning set forth in Section 3.1(a).

     "Offered Securities" has the meaning set forth in Section 3.1(a).

     "Offering Notice" has the meaning set forth in Section 3.1(a).

     "Permitted Transferee" means:

          (i) (a) with respect to any Stockholder who is a natural person, (1) the spouse (or another individual designated in writing by a Stockholder who has no spouse), parent or any lineal descendant (including by adoption and stepchildren) of such Stockholder, (2) any trust of which such Stockholder is a trustee and which is established solely for the benefit of any of the foregoing individuals, (3) any charitable foundation selected by such Stockholder, (4) the estate of such Stockholder or any Person to whom Common Stock is transferred by will or due to the intestacy of such Stockholder, (5) any partnership, all of the general partner(s) and limited partner(s) (if any) of which are one or more Persons identified in this clause (i)(a), or (6) any corporation or limited liability company, all of the equity owners of which are one or more Persons identified in this clause (i)(a) and (b) with respect to the Joan Investors, (1) JFC Holdings Trust, a Massachusetts Business Trust, as long as its beneficiaries are natural persons who were beneficiaries of such trust at the time the Joan Investors acquired the Shares and/or one or more Persons that would be Permitted Transferees of any such beneficiaries pursuant to clause (a) of this paragraph (i) or (2) Elkin or


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                                      -5-


     Donna McCallum; provided that, in the case of clauses (a) and (b), such Person to whom Shares are transferred (who is not already a signatory to this Agreement) executes a Transfer Agreement (any such Permitted Transferee being a "Direct Permitted Transferee" of such person);

          (ii) with respect to a Heartland Entity, (1) any Affiliate of a Heartland Entity, (2) any investor in a Heartland Entity or an Affiliate of such investor in a Heartland Entity or an investor in any fund or other investment vehicle established or managed by any Heartland Entity or any of its Affiliates, (3) any of the New Stockholders or any of their respective Affiliates, (4) any investor in a Heartland Entity in connection with a pro rata distribution of shares of Common Stock to all investors in a Heartland Entity at the time of the expiration or termination of the fund or any Affiliate of such investor, or (5) any other Person that is a "Stockholder" within the meaning of the Existing Stockholders Agreement; provided that, in the case of clause (1), (2), (3), (4) or (5) any such transferee executes a Transfer Agreement; and

          (iii) with respect to any Stockholder, any institutional lender to which such Stockholder pledges or grants a security interest in shares of Common Stock in a bona fide transaction effected in good faith provided that (a) such pledgee executes a Transfer Agreement (and acknowledges that it shall not receive any of the rights granted to Stockholders under this Agreement), (b) such pledgee is not granted any voting rights with respect to the Common Stock prior to foreclosure and (c) prior to any subsequent foreclosure or sale of such shares or any transfer resulting from such foreclosure is effected, the provisions of Article III must be satisfied.

     "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Proportionate Percentage" has the meaning set forth in Section 3.4.

     "Proposed Price" has the meaning set forth in Section 3.4.

     "Registration Rights Agreement" has the meaning set forth in the preamble, as such agreement may be amended, modified or waived.

     "Rightholder(s)" has the meaning set forth in Section 3.1(b).

     "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.


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                                      -6-


     "Selling Stockholder" has the meaning set forth in Section 3.1(a).

     "Shares" means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock of the Company and all Common Stock Equivalents other than Shares that would not constitute Registrable Securities pursuant to the Registration Rights Agreement; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2, 3 and 7, all outstanding Common Stock Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

     "Stockholder Option Period" has the meaning set forth in Section 3.1(b).

     "Stockholders" means the (i) Heartland Entities, (ii) the New Stockholders and (iii) any Permitted Transferee of any of the foregoing who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4(a).

     "Stockholders Meeting" has the meaning set forth in Section 6.1.

     "Tag-Along Notice" has the meaning set forth in section 3.1(f).

     "Tag-Along Rightholder" has the meaning set forth in Section 3.1(f).

     "Tag-Along Securities" has the meaning set forth in Section 3.1 (f).

     "Tag-Along Third Party Purchaser" has the meaning set forth in Section 3.1(f).

     "Third Party Purchaser" has the meaning set forth in Section 3.1(a).

     "transfer" has the meaning set forth in Section 2.1.

     "Transfer Agreement" means an agreement in the form attached hereto as Exhibit A.

     "Transferred Shares" has the meaning set forth in Section 3.2(a).

     "Warrant Shares" has the meaning set forth in the preamble.

     "Written Consent" has the meaning set forth in Section 6.1.



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                                      -7-


                                   ARTICLE II

                                    TRANSFER


     2.1 Limitation on Transfer. No Stockholder shall directly or indirectly sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, subject to a Lien or otherwise dispose of (whether by operation of law or otherwise) (each a "transfer") any Shares or any right, title or interest therein or thereto, except (1) pursuant to (a) Sections 2.2, 2.3, 2.4, 3.1, 3.2 or 3.3 of this Agreement, (b) market sales in compliance with Rule 144 under the Securities Act, (c) a registration statement filed under the Securities Act or
(d) a transaction in which all stockholders of the Company have a right to transfer their shares on a pro rata basis and (2) otherwise in compliance with this Agreement. Transfers referred to in clauses (1)(b), (c) and (d) are "Exempt Transfers." Any attempt to transfer any Shares or any rights thereunder in violation of this Section 2.1 shall be null and void ab initio.

     2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.3 and 2.4, at any time, each Stockholder may transfer all or a portion of its Shares to any of its Permitted Transferees.

     2.3 Permitted Transfer Procedures. If any New Stockholder wishes to transfer Shares to a Permitted Transferee under Section 2.2, such New Stockholder shall give notice to the Company of its intention to make such a transfer not less than five (5) Business Days prior to effecting such transfer (except in the case of a transfer to the estate of a deceased Stockholder, and such estate shall give such notice as soon as practicable after such transfer) which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Stockholder, and the number of Shares proposed to be transferred to such Permitted Transferee; provided that no such notice will be required for the Joan Stockholders to pledge Shares on the Closing Date of the Joan Transactions in accordance with and subject to compliance on the Closing Date with the requirements of clause (iii) of the definition of "Permitted Transferee."

     2.4 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 (except in an Exempt Transfer in the case of the following clauses (a) and (b)) unless (a) if to a Permitted Transferee, the transferee executes, prior to such transfer, a Transfer Agreement, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company, an opinion of counsel to such transferring Stockholder shall be supplied to the Company, at such transferring Stockholder's expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this

Agreement, the Permitted Transferee shall be substituted for the transferring Stockholder and deemed to be subject to this Agreement to the extent provided herein.


                                   ARTICLE III

                    RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS;
                                DRAG-ALONG RIGHTS
                    -----------------------------------------


     3.1 Proposed Voluntary Transfers.

     (a) Offering Notice. Subject to Sections 2.2, 2.3, 2.4 and 3.1(h), if any New Stockholder (a "Selling Stockholder") wishes to transfer all or any portion of its Shares to any Person (other than to its Permitted Transferee) (a "Third Party Purchaser") and such Selling Stockholder wants to make any offer to sell such Shares to, or has received a bona fide offer to purchase such Shares from a Third Party Purchaser, such Selling Stockholder shall then offer to sell such Shares by sending notice (an "Offering Notice") to each Investor Stockholder and the Company, which shall state (i) the number of Shares proposed to be transferred (the "Offered Securities"); (ii) the purchase price per Share proposed by the Selling Stockholder or offered by the Third Party Purchaser for the Offered Securities (the "Offer Price"); and (iii) the other terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

     (b) Stockholder Option; Exercise.

          (i) For a period of ten (10) Business Days after the giving of the Offering Notice pursuant to Section 3.1(a) (the "Stockholder Option Period"), each of the Investor Stockholders (for the purpose of Section 3.1, each, a "Rightholder" and collectively, the "Rightholders") shall have the right to purchase the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (A) the total number of Shares then owned by such Rightholder by (B) the total number of Shares then owned by all such Rightholders. If the consideration consists wholly or in material part of consideration other than cash or marketable securities and the Rightholder or the Company would be willing to exercise its rights hereunder based upon the value ascribed to such consideration by the Selling Stockholder, the Company, Heartland or any Selling Stockholder may require that a determination of Fair Value of the Offered Securities be made in the same manner as would apply to a determination of Fair Value under Section 3.2(b) (with Heartland substituted for IT Rightholders and the Selling Stockholder requesting such an appraisal substituted for the Involuntary Transferee), and in such event, all time periods under this Section 3.1(a) through 3.1(e) shall be tolled pending the determination of Fair Value. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it or he is entitled to purchase, then each other fully participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(b), the "Excess Offered Securities") determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders. The calculation described in the preceding sentence shall be made in successive proration calculations until there are no remaining Excess Offered Securities or there is no remaining Rightholder who indicated a willingness in the notice referred to in Section 3.1(b)(ii) to subscribe for additional Offered Securities.

          (ii) The right of each Rightholder to purchase the Offered Securities under subsection (i) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Stockholder Option Period, to the Selling Stockholder with a copy to the Company. Each such notice shall state (a) the number of Shares held by such Rightholder,
     (b) the number of Offered Securities that such Rightholder is willing to purchase pursuant to this Section 3.1(b), including the number of Excess Offered Securities, if any, such Rightholder shall wish to purchase. The giving of such notice shall constitute a binding obligation to purchase the number of Shares elected, subject to the provisions of this Section 3.1(b) and in accordance with Section 3.1(d). The failure of a Rightholder to respond within the Stockholder Option Period to the Selling Stockholder shall be deemed to be a waiver of such Rightholder's rights under subsection (i) above, provided that each Rightholder may waive its rights under subsection (i) above prior to the expiration of the Stockholder Option Period by giving written notice to the Selling Stockholder, with a copy to the Company.

     (c) Company Option; Exercise. If the Rightholders do not elect to purchase all of the Offered Securities, then on the Business Day next following the earlier to occur of (A) the expiration of the Stockholder Option Period and (B) the date upon which the Company shall have received written notice from each of the Rightholders of its exercise of its right pursuant to Section 3.1(b) or its waiver thereof (the "Company Option Period"), the Company shall have the right (the "Company Option") but not the obligation to purchase any remaining Excess Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any of the remaining Excess Offered Securities under this Section 3.1(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Stockholder. The failure of the Company to respond within the Company Option Period to the Selling Stockholder shall be deemed to be a waiver of the

Company Option, provided that the Company may waive its rights under this
Section 3.1(c) prior to the expiration of the Company Option Period by giving written notice to the Selling Stockholder. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1(b) and/or Section 3.1(c), then the Selling Stockholder may, subject to
Section 3.1(f), sell the remaining Excess Offered Securities to a Third Party Purchaser in accordance with Section 3.1(e).

     (d) Closing. The closing of the purchases of Offered Securities subscribed for by the Rightholders under Section 3.1(b) and/or the Company under Section 3.1(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on the fifteenth Business Day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full for the Offered Securities purchased by it or him. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

     (e) Sale to a Third Party Purchaser. Unless the Company and/or the Rightholders elect to purchase all the Offered Securities under Sections 3.1(b) and 3.1(c), the Selling Stockholder may sell any remaining Excess Offered Securities to a Third Party Purchaser at a price not less than the Offer Price and otherwise on terms and conditions not materially more favorable to the Third Party Purchaser than those set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract within thirty (30) days after the earlier to occur of (i) the exercise or waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and
(ii) the expiration of the Company Option Period (the "Contract Date"); and provided further, that such sale shall not be consummated unless and until such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights of the Company and the Stockholders contained in this Agreement. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective as to such remaining Excess Offered Securities, and no transfer of such remaining Excess Offered Securities may be made thereafter by the Selling Stockholder without again offering the same to the Company and the Rightholders in accordance with this Section 3.1.

     (f) Tag-Along Rights.

          (i) Subject to Sections 2.2, 2.3, 2.4 and 3.1(h), if a Heartland Entity (a "Heartland Selling Stockholder") wishes to transfer Shares to any Person (other than a Permitted Transferee) (a "Tag-Along Third Party Purchaser"), the Company or any of its subsidiaries other than in an Exempt Transfer, such Heartland Entity shall give notice (a "Tag-Along Notice") to each other Stockholder (each, a "Tag-Along Rightholder") and the Company, which shall state (i) the number of Shares proposed to be transferred (the "Tag-Along Securities"); (ii) the purchase price per Share proposed by the Heartland Selling Stockholder or offered by the Tag-Along Third Party Purchaser for the Tag-Along Securities (the "Tag Along Offer Price"); and
     (iii) the other terms and conditions of such sale. Each Tag-Along Rightholder shall have the right to sell to such Tag-Along Third Party Purchaser, the Company, or any of its subsidiaries, upon the terms set forth in the Tag-Along Notice, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Tag-Along Securities determined by dividing (A) the total number of Shares then owned by such Tag-Along Rightholder by (B) the sum of (1) the total number of Shares then owned by all such Tag-Along Rightholders with respect to which Tag-Along Rightholders are exercising their rights pursuant to this Section 3.1(f)(i) plus (2) the total number of Shares then owned by the Heartland Selling Stockholder plus (3) the total number of Shares then owned by all Existing Tag-Along Rightholders with respect to which Existing Tag-Along Rightholders are exercising their rights pursuant to the Existing Stockholders Agreement (but without duplication of Shares included in the preceding clause (2)) plus (4) the total number of shares of Common Stock than owned by all Future Tag-Along Rightholders with respect to which Future Tag-Along Rightholders are exercising tag along rights on sales by the Heartland Selling Stockholders; provided the Heartland Selling Stockholders and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(f)(i) shall sell the entire number of Shares required to be sold by such Tag-Along Rightholder(s) pursuant to this
     Section 3.1(f)(i), with the number of Tag-Along Securities to be sold to such Tag-Along Third Party Purchaser, the Company or any of its subsidiaries by the Heartland Selling Stockholder being reduced accordingly.

          (ii) The Heartland Selling Stockholder shall give the Tag-Along Notice at least ten (10) Business Days prior to the proposed consummation of such sale, setting forth the name of such Heartland Selling Stockholder, the number of Tag-Along Securities, the name and address of the proposed Tag-Along Third Party Purchaser, the Company or its subsidiaries, as applicable, the proposed amount and form of consideration and terms and conditions of payment offered by or to such Tag-Along Third Party Purchaser, the Company or its subsidiary, as applicable, the percentage of Shares that such Tag-Along Rightholder may sell to such Tag-Along Third Party Purchaser, the Company or its subsidiary, as applicable, (determined in accordance with Section 3.1(f)(i)), and a representation that such Tag-Along Third Party Purchaser, or the Company or its subsidiary, as applicable, has been informed of the "tag-along" rights provided for in this Section 3.1(f) and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1(f) must be exercised by any Tag-Along Rightholder wishing to sell his Shares within ten (10) days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Heartland Selling Stockholder indicating such Tag-Along Rightholder's wish to exercise his rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Tag-Along Third Party Purchaser) he wishes to sell, provided that any Tag-Along Rightholder may waive his rights under this Section 3.1(f) prior to the expiration of such 10-day period by giving written notice to the Heartland Selling Stockholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder's rights under this Section 3.1(f). If a Tag-Along Third Party Purchaser, the Company or its subsidiary, as applicable, fails to purchase Shares from any Tag-Along Rightholder that has properly exercised his tag-along rights pursuant to this Section 3.1(f)(ii), then the Heartland Selling Stockholder shall not be permitted to consummate the proposed sale of the Tag-Along Securities, and any such attempted sale shall be null and void ab initio.

     (g) Drag-Along Rights. For so long as Heartland is entitled to the right to designate directors as set forth in Section 6.3 of the Existing Stockholders Agreement, in the event that one or more of the Heartland Entities (the "Drag-Along Rightholders") receive a bona fide offer from a Tag-Along Third Party Purchaser to purchase (including a purchase by merger) all or substantially all of the Shares held by the Heartland Entities or all or a substantial portion of the Common Stock or consolidated assets of the Company, the Drag-Along Rightholders may send written notice (the "Drag-Along Notice") to the Company and the other Stockholders (the "Drag-Along Sellers") notifying them they will be required to sell all (but not less than all) of their Shares in such sale (or, in the case of a merger or asset sale, vote as stockholders in favor of such sale). Upon receipt of a Drag-Along Notice, each Drag-Along Seller receiving such notice shall be obligated to (i) sell all of its Shares in the transaction (including a sale by merger or asset sale) contemplated by the Drag-Along Notice for the same consideration per Share and otherwise on the same terms and conditions as the Drag-Along Rightholders (including payment of its pro rata share of all costs associated with such transaction) and (ii) otherwise take all necessary action in its capacity as a stockholder to cause the consummation of such transaction, including voting its Shares in favor of such transaction and not exercising any appraisal rights in connection therewith. The obligations of the Drag-Along Sellers in respect of a transaction under this
Section 3.1(g) are subject to the satisfaction of the following conditions: (i) upon the consummation of any such transaction, each Drag-Along Seller shall have the right to receive cash and/or other consideration in the same form and amount per share of consideration paid to Drag-Along Rightholders in such transaction or any other transaction related thereto (such as a payment for consulting or management services or non-compete payments); (ii) if any Drag-Along Seller is given an option as to the form and amount of consideration to be received, each other Drag-Along Seller will be given the same option with respect to its applicable pro rata share; and (iii) no Drag-Along Seller shall be obligated under the terms of any agreement respecting any transaction subject to this Section 3.1(g) to indemnify any person in an amount greater than the proceeds to be received by such Drag-Along Seller in such transaction.

     (h) Additional Exempt Transfers. Notwithstanding anything to the contrary contained in this Agreement, the following transfers will not be subject to the provisions of Section 2.4 or Sections 3.1(a) through (e): a transfer of any Shares pursuant to Rule 144 or a transfer pursuant to a registration statement filed under the Securities Act. Any Shares so transferred will cease to be subject to this Agreement.

     3.2 Involuntary Transfers.

     (a) Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the "Transferred Shares") owned by any Stockholder shall occur, then the Investor Stockholders (unless such Stockholder is the Stockholder transferring the Transferred Shares) and the Company (for the purpose of Section 3.2, each, an "IT Rightholder" and collectively, the "IT Rightholders") shall have the same rights as specified in Sections 3.1(a), 3.1(b) and 3.1(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Stockholder and shall be governed by Section 3.1 except that (i) the time periods shall run from the later of the date of agreement as to the purchase price applicable to such Transferred Shares or with written determination of Fair Value in accordance with Section 3.2(b), (ii) such rights shall be exercised by notice to the transferee of such Transferred Shares (the "Involuntary Transferee") rather than to the Stockholder who suffered or will suffer the Involuntary Transfer and (iii) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the purchasing IT Rightholders purchasing a majority of the Transferred Shares and/or the Company, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2(b).

     (b) Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2(a) hereof, then the IT Rightholders or the Company, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value thereof. The Fair Value of the Transferred Shares shall be determined by a nationally recognized investment banking firm or nationally recognized expert experienced in the valuation of corporations engaged in the business conducted by the Company. Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing IT Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing IT Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing IT Rightholders jointly (in the case of a purchase by the Company and IT Rightholders), as the case may be, shall designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors or the purchasing IT Rightholders or both, or all, as the case may be, fails to make such designation within such period, then any other party may apply to the American Arbitration Association or a court of appropriate jurisdiction for the appointment of such an appraiser. The appraiser shall conduct its determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be determined by such appraiser. Such determination shall be final and binding on the Involuntary Transferee, the Company and the IT Rightholders. The Involuntary Transferee shall be responsible for one-half the fees and expenses of the appraiser designated by or on behalf of it, and the Company and/or the purchasing IT Rightholders in proportion to the ratio in which they are purchasing Transferred Shares shall be responsible for one-half of the fees and expenses of the appraiser. For purposes of this
Section 3.2(b), the "Fair Value" of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2(b) based upon all considerations that the appraiser determines to be relevant.

     (c) Closing. The closing of any purchase under this Section 3.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing IT Rightholders, as the case may be, in accordance with Section 3.2(a)(iii), or (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2(b), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares. The Company or each IT Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

     (d) General. In the event that the provisions of this Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the IT Rightholders shall have the rights specified in Sections 3.1(b) and 3.1(c), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each IT Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Stockholder for purposes of Section
3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

     3.3 Prohibition on Encumbrance. No Stockholder shall pledge, hypothecate, grant a security interest in or subject to a Lien any of the shares of Common Stock held by it; provided, however, that a Stockholder may pledge, hypothecate, grant a security interest in or subject to a Lien such shares to a Person described in clause (iii) of the definition of "Permitted Transferee".

     3.4 Certain Transactions. Except for an Exempt Issuance, subject to the last sentence below, the Heartland Entities shall not acquire from the Company or any of its subsidiaries any Common Stock of the Company or any other securities convertible into or exchangeable for Common Stock of the Company (collectively, "New Securities") unless the Heartland Entities shall offer to each of the New Stockholders an opportunity to participate therein on a pro rata basis in the manner set forth in this Section 3.4 by sending a written notice (the "New Issuance Notice") to the New Stockholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the "Proposed Price"). Subject to the last sentence below, upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in this Section 3.4 shall have been waived or shall have expired. For a period of twenty (20) days after the giving of the New Issuance Notice, each of the New Stockholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities, at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each such New Stockholder shall have the right to purchase that percentage of the New Securities determined pro rata based on the number of Shares then owned by the Investor Stockholders, the other parties to the Existing Stockholders Agreement and the New Stockholders that were acquired directly from the Company or any subsidiary of the Company, whether pursuant to this Stockholders Agreement or in issuances made in compliance with this Section
3.4 or otherwise, as applicable (the "Proportionate Percentage"). The rights of each New Stockholder to purchase the New Securities shall be exercisable by delivering written notice of the exercise thereof prior to the expiration of the 20-day period referred to above to the Heartland Entities, which notice shall state the amount of New Securities that such New Stockholder elects to purchase pursuant to this Section 3.4. The failure of a New Stockholder to respond within such 20-day period shall be deemed to be a waiver of such New Stockholder's rights under this Section 3.4, provided that each New Stockholder may waive its rights under this Section 3.4 prior to the expiration of such 20-day period by giving written notice to the Company. Where reasonably possible, the Heartland Entities shall give the New Issuance Notice at least 20 days prior to the issuance of New Securities to the Heartland Entities, but in any event, such notice shall be given not later than five (5) days following any such issuance. It is understood that the obligation to provide the New Stockholders with an opportunity to purchase their Proportionate Percentage of New Securities will be reduced to the extent that such opportunity is afforded directly by the Company or any subsidiary of the Company to such New Stockholder. The Heartland Entities will use commercially reasonable best efforts to accommodate the intent and purposes of the foregoing provisions. Notwithstanding the foregoing, the Heartland Entities shall not be required to comply with the foregoing provisions of Section 3.4 if: (1) compliance would delay or have a material adverse impact upon any financing or other significant business activity of the Company, whether by reason of timing, the extent of the investment to be made by the New Stockholders or otherwise, in the good faith judgment of the Company, or (2) after giving effect to the exercise of any similar rights under the Existing Stockholders Agreement, to the extent that the Heartland Entities would not be entitled to their Proportionate Percentage of the New Securities (which will result in a reduction in the amount to which the New Stockholders will be entitled) or (3) the exercise of such rights by any New Stockholder would conflict with the Existing Stockholders Agreement or any constituent agreement of any Heartland Entity by reason of any investment in any Heartland Entity by a New Stockholder.

     3.5 Waiver of Right to Participate in Proposed Offering. Each New Stockholder hereby irrevocably waives on behalf of itself and each transferee to whom it may transfer Shares (whether or not a Permitted Transferee) any right such New Stockholder or transferee, as the case may be, may have to participate in the proposed offering of the Company's Common Stock to its existing stockholders the net proceeds of which are to be applied towards the purchase price for the acquisition of TAC-Trim.

                                   ARTICLE IV

                             [Intentionally Omitted]



                                    ARTICLE V

                AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND


     5.1 After-Acquired Securities. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares and Common Stock Equivalents (a) in the case of the Becker Investors, owned or acquired pursuant to the Merger Agreement, (b) in the case of the Joan Investors, owned or acquired pursuant to the J Transaction and (c) in each case owned or acquired on or after the date hereof, which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner, except to the extent any such securities would not be Registrable Securities( as defined in the Registration Rights Agreement.)

     5.2 Beneficial Ownership. In making calculations under this Agreement, no Shares or Common Stock Equivalents owned by any Stockholder shall be deemed to be beneficially owned by any other Stockholder solely because of this Agreement and the transactions contemplated hereby.


                                   ARTICLE VI

                              CORPORATE GOVERNANCE


     6.1 General. Each New Stockholder agrees to vote its, her or his shares of Common Stock to approve the identified potential matters to be presented for shareholder approval and set forth in Schedule 6.1 separately delivered (the "Matters"). From and after the execution of this Agreement, each New Stockholder shall vote its Shares at any regular or special meeting of stockholders of the Company (a "Stockholders Meeting") or in any written consent executed in lieu of a Stockholders Meeting (a "Written Consent"), and shall take all other actions as a shareholder necessary, to give effect to the Matters. In addition, each New Stockholder shall vote his, her or its Shares at any Stockholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company's stockholders or with respect to which such Stockholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement, the Charter Documents and the Matters.

     6.2 Election of Directors. (a) Each Stockholder, other than any Stockholder that is a Joan Stockholder or a Permitted Transferee of a Joan Stockholder, shall vote its Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that, subject to Section 6.3(a), Charles E. Becker is a member of the Board of Directors and Vice Chairman of the Board of Directors so long as the Becker Stockholders continue to hold at least 25% of the Shares (subject to equitable adjustments for stock splits, stock combinations and similar events) which the Becker Stockholders hold on the date hereof after giving effect to the transactions contemplated by the Merger Agreement.

     (b) Each Stockholder shall vote its Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that, subject to Section 6.3(b), Elkin McCallum is a member of the Board of Directors so long as the Joan Stockholders continue to hold at least 25% of the Shares (subject to equitable adjustments for stock splits, stock combinations and similar events) which the Joan Stockholders hold on the date hereof after giving effect to the J Transaction.

     6.3 Vacancy. (a) If at any time, a vacancy is created on the Board of Directors by reason of the incapacity or death of Charles E. Becker and for as long as Mr. Becker and/or his Direct Permitted Transferees own Shares in the requisite amounts under Section 6.2(a), his executor, heir or legal representative that inherits or exercises authority with respect to any Shares held (or formerly held) by him may designate a replacement director to fill the vacancy; provided that no such replacement person shall be entitled to serve as Vice Chairman of the Board of Directors solely by virtue of such designation. If at any time Charles E. Becker shall have resigned from the Board of Directors (other than as a result of his incapacity or death) and for as long as Mr. Becker and/or his Direct Permitted Transferees own Shares in the requisite amounts under Section 6.2(a) such that Mr. Becker would be entitled to be a member of the Board of Directors, Mr. Becker shall by written instrument filed with the Secretary of the Company have the right to attend as an observer (or in the case of telephonic meetings, monitor) all meetings of the Board of Directors of the Company and each committee thereof and to participate in all discussions held at such meetings; provided that Mr. Becker shall not in such capacity as an observer be considered a member of the Board of Directors or be entitled to vote or consent with respect to any matter brought before the Board of Directors.

     (b) If at any time, a vacancy is created on the Board of Directors by reason of the incapacity or death of Elkin McCallum and for as long as Joan Fabrics Corporation, JFC

Holdings Trust, Mr. McCallum and/or the Direct Permitted Transferees of any of them own Shares in the requisite amounts under Section 6.2(b), his executor, heir or legal representative that inherits or exercises authority with respect to any Shares held (or formerly held) by him may designate a replacement director to fill the vacancy. If at any time Elkin McCallum shall have resigned from the Board of Directors (other than as a result of his incapacity or death) and for as long as Joan Fabrics Corporation, JFC Holdings Trust, Mr. McCallum and/or the Direct Permitted Transferees of any of them own Shares in the requisite amounts under Section 6.2(b) such that Mr. McCallum would be entitled to be a member of the Board of Directors, Mr. McCallum shall by written instrument filed with the Secretary of the Company have the right to attend as an observer (or in the case of telephonic meetings, monitor) all meetings of the Board of Directors of the Company and each committee thereof and to participate in all discussions held at such meetings; provided that Mr. McCallum shall not in such capacity as an observer be considered a member of the Board of Directors or be entitled to vote or consent with respect to any matter brought before the Board of Directors.

     (c) Upon receipt of notice of the designation of a nominee pursuant to
Section 6.3(a) or 6.3(b), each Stockholder shall, as soon as practicable after the date of such notice, take all reasonable actions, including the voting of its Shares or executing a Written Consent, to elect the director so designated to fill the vacancy; provided, however, nothing in this Section 6.3 or in
Section 6.2 shall require any person to serve as a member of the Board of Directors or to designate a successor member to the Board of Directors.

     6.4 Reimbursement of Expenses; D&O Insurance. The Company shall reimburse each of Charles E. Becker and Elkin McCallum or their respective designees pursuant to Section 6.3 for all reasonable travel and accommodation expenses incurred by him in connection with attendance at meetings of the Board of Directors and committees thereof upon presentation of appropriate documentation therefor.


                                   ARTICLE VII

                                    COVENANTS


     7.1 Financial Statements and Other Information. The Company shall deliver to each New Stockholder such financial statements (including monthly financial statements), reports and information as may be reasonably requested by any of the New Stockholders, including a copy of any filings by the Company with the Commission.

     7.2 Inspection. The Company shall permit representatives of the initial New Stockholders party to the Merger Agreement or the definitive documentation for the J Transaction to visit and inspect any of its properties, to examine its corporate, financial and operat-ing records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company. No Stockholder, which directly or together with its Affiliates or Direct Permitted Transferees beneficially owns less than 5% of the outstanding Common Stock shall be entitled to any of the rights under this
Section 7.2.


                                  ARTICLE VIII

                            STOCK CERTIFICATE LEGEND


     8.1 A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective (until a transfer pursuant to Rule 144 or an effective registration statement filed under the Securities Act) bear legends substantially in the following forms:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE APPLICABLE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF JULY 3, 2001, AND THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF JULY 3, 2001. COPIES OF SUCH AGREEMENTS ARE AVAILABLE AT THE OFFICES OF THE ISSUER.


                                   ARTICLE IX

                                  MISCELLANEOUS


     9.1 Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock, (ii) any and all shares of common stock of the Company into which the shares of Common

Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement with the Designated Holders (as defined in the Registration Rights Agreement) on terms substantially the same as this Agreement as a condition of any such transaction.

     9.2 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by telecopier, courier service, or personal delivery:

     (a)      Collins & Aikman Corporation
              5755 New King Court
              Troy, Michigan  48098
              Telecopy:    (248) 824-1512
              Attention:   Thomas E. Evans, CEO
              Telecopy:    (248) 824-1882
              Attention:   Ronald T. Lindsay, General Counsel

              with copies to:

              Cahill Gordon & Reindel
              80 Pine Street
              17th Floor
              New York, New York  10005
              Telecopy:    (212) 269-5420
              Attention:   W. Leslie Duffy, Esq.
                           Jonathan A. Schaffzin, Esq.

     (b)      if to the Heartland Entities:

              Heartland Industrial Partners, L.P.
              55 Railroad Avenue
              First Floor
              Greenwich, Connecticut  06830
              Telecopy:    (203) 861-2722
              Attention:   David A. Stockman
              with a copy to:

              Cahill Gordon & Reindel
              80 Pine Street
              17th Floor
              New York, New York  10005
              Telecopy:    (212) 269-5420
              Attention:   W. Leslie Duffy, Esq.
                           Jonathan A. Schaffzin, Esq.

     (c)      if to Becker Stockholders:

              Becker Ventures, L.L.C.
              6600 East 15 Mile Road
              Sterling Heights, Michigan 48312
              Telecopy:    (810) 979-1634
              Attention: Michael E. McInerney

              with a copy to:

              Clark Hill PLC
              500 Woodward Avenue, Suite 3500
              Detroit, Michigan  48226-3435
              Telecopy:    (313) 965-8252
              Attention:   D. Kerry Crenshaw, Esq.

     (d)      if to Joan Stockholders:

              Joan Fabrics Corporation
              100 Vesper Executive Park
              Tyngsboro, MA 01879
              Telecopy: (978) 649-9142
              Attention:  Elkin McCallum

              with a copy to

              Goulston & Storrs, P.C.
              400 Atlantic Avenue
              Boston, MA 02110
              Telecopy: (617) 574-4112
              Attention:  Donald L. Shulman, Esq.

     (e) if to any other Stockholder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 9.2 designate another address or Person for receipt of notices hereunder and the Company shall update its record books accordingly.

     9.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     9.4 Amendment and Waiver.

     (a) Except as set forth herein, no failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

     (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, (ii) Heartland, (iii) a Majority of the Becker Stockholders (as defined in the Registration Rights Agreement) and (iv) a Majority of the Joan Stockholders (as defined in the Registration Rights Agreement), in each case, to the extent such Stockholder group is adversely affected by such amendment, supplement, modification, waiver, consent or departure. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Stockholders.

     9.5 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     9.6 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the party seeking the injunction has an adequate remedy at law.

     9.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     9.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall materially impair the benefits of the remaining provisions hereof.

     9.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

     9.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     9.12 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed this Agreement on the date first written above.

                         COLLINS & AIKMAN CORPORATION


                         By: /s/ Ronald T. Lindsay
                             ---------------------------------------------------
                              Name:   Ronald T. Lindsay
                              Title:  Senior Vice President, General Counsel
                                      and Secretary


                         HEARTLAND INDUSTRIAL PARTNERS, L.P.
                         By:  Heartland Industrial Associates, L.L.C.
                               its general partner


                         By: /s/ Daniel P. Tredwell
                             ---------------------------------------------------
                              Name:   Daniel P. Tredwell
                              Title:


                         HEARTLAND INDUSTRIAL PARTNERS (FF), L.P.
                         By:  Heartland Industrial Associates, L.L.C.
                               its general partner


                         By: /s/ Daniel P. Tredwell
                             ---------------------------------------------------
                              Name:    Daniel P. Tredwell
                              Title:


                         HEARTLAND INDUSTRIAL PARTNERS (E1), L.P.
                         By:  Heartland Industrial Associates, L.L.C.
                               its general partner


                         By: /s/ Daniel P. Tredwell
                             ---------------------------------------------------
                              Name:   Daniel P. Tredwell
                              Title:

                         HEARTLAND INDUSTRIAL PARTNERS (K1), L.P.
                         By:  Heartland Industrial Associates, L.L.C.
                               its general partner


                         By: /s/ Daniel P. Tredwell
                             ---------------------------------------------------
                              Name:   Daniel P. Tredwell
                              Title:


                         HEARTLAND INDUSTRIAL PARTNERS (C1), L.P.
                         By:  Heartland Industrial Associates, L.L.C.
                               its general partner


                         By: /s/ Daniel P. Tredwell
                             ---------------------------------------------------
                              Name:   Daniel P. Tredwell
                              Title:


                         CHARLES BECKER, a Becker Investor

                         /s/ Charles Becker
                         -------------------------------------------------------




                         MICHAEL E. MCINERNEY, a Becker Investor

                         /s/ Michael E. McInerney
                         -------------------------------------------------------


                         JENS HOHNEL, a Becker Investor

                         /s/ Jens Hohnel
                         -------------------------------------------------------

                         JOAN FABRICS CORPORATION


                         By: /s/  Elkin McCallum
                             ---------------------------------------------------
                              Name:  Elkin McCallum
                              Title:    Chairman of the Board; Chief
                                           Executive Officer



                         JFC HOLDINGS TRUST


                         By: /s/ Elkin McCallum
                            ----------------------------------------------------
                              Elkin McCallum, as Trustee and not
                              individually


                         ELKIN MCCALLUM, a Joan Investor

                         /s/ Elkin McCallum
                         -------------------------------------------------------


                         DONNA MCCALLUM, a Joan Investor

                         /s/ Donna McCallum
                         -------------------------------------------------------

                                                                       EXHIBIT A


                          ACKNOWLEDGMENT AND AGREEMENT


     The undersigned wishes to receive from [NAME] ("Transferor") certain shares or certain options, warrants or other rights to purchase [NUMBER] shares, par value $[NUMBER] per share, of Common Stock (the "Shares") of Collins & Aikman Corporation, a Delaware corporation (the "Company");

     The Shares are subject to the Stockholders Agreement, dated July 3, 2001 (the "Agreement"), among the Company and the other parties listed on the signature pages thereto;

     The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

     Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

     The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

     In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as an ["Investor Stockholder"] ["Becker Stockholder"] ["Joan Stockholder"] (as therein defined).

     This ____________ day of ________, 20__.

                                                                    SCHEDULE 6.1



     The Matters referred to in Section 6.1 of the Stockholders Agreement are as follows:

     (a) Each New Stockholder agrees to vote its, his or her shares of Common Stock to effect:

     (1) any necessary approvals or consents to effectuate the proposed acquisition by Collins & Aikman Corporation (or any successor thereto or parent thereof) or any of its affiliates of Joan Fabrics and its affiliates;

     (2) any necessary approvals or consents to effectuate the potential acquisition by Collins & Aikman Corporation (or any successor thereto or parent thereof) or any of its affiliates of businesses identified as TAC-Trim; and

     (3) any necessary approvals or consents to create a new holding company for Collins & Aikman Corporation.

     (b) Each of the Becker Stockholders agrees to vote its, his or her shares of Common Stock to approve the election of designees of Heartland Industrial Partners, L.P. as directors of Collins & Aikman Corporation (or any successor thereto or parent thereof).